                                                                  Exhibit 11(b)


                CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Pilot and Pilot Class A Shares' Prospectuses and "Independent Accountants and Counsel" in the Pilot and Pilot Class A Shares' Statements of Additional Information and to the incorporation by reference therein of our report on the financial statements and financial highlights of Kleinworth Benson International Equity Fund (a series of Kleinworth Benson Investment Strategies) dated January 29, 1993, included in this Post-Effective Amendment No. 28 to Registration Statement No. 2-78440 of The Pilot Funds.



                                                   /s/ ERNST & YOUNG LLP

                                                       ERNST & YOUNG LLP



Boston, Massachusetts
December 26, 1995